EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Standard Register Company for the thirty-nine week period ended September 29, 2013, as indicated in our report dated November 12, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, is incorporated by reference in this Form 10-Q, into the Company's previously filed Registration Statements File No.'s 333-02683, 333-05231, 333-15851, 333-43055, 333-51189, 333-51181, 333-57779, 333-84483, 333-86492, 333-173805 and 333-188555.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act

/S/ BATTELLE & BATTELLE LLP

Dayton, Ohio
November 12, 2013